Exhibit 99.1

China TransInfo Announces Second Quarter 2010 Results

Beijing, China – China TransInfo Technology Corp., (NASDAQ: CTFO), ("China TransInfo" or “the Company"), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today reported its unaudited financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

  Revenue increased 151.1% year-over-year to $24.0 million

  Gross profit expanded 104.7% year-over-year to $9.6 million; gross margin was 39.9%, up 5.6 percentage points from the first quarter of 2010

   Operating income grew 60.9% year-over-year to $4.6 million

  Adjusted net income increased 41.9% year-over-year to $4.1 million, or $0.16 per fully diluted share

  Majority -owned subsidiary, Beijing UNISITS Technology Corp. LTD ("UNISITS") was selected to design a highway management program in Chongqing, as part of the pioneer project for the National Highway Information Grid

  Launched the Company’s Information and Control System for major commercial vehicles (the "IC System") at the World Expo in Shanghai

  Launched its Fleet Management Service business in Hunan Province

“After acquiring a majority stake in UNISITS, we have maintained our focus on further enhancing the synergies between the two companies and improving gross margin. We are delighted that both UNISITS and our legacy business enjoyed strong growth and improving margins due to an increasing number of higher margin contracts,” commented by Mr. Shudong Xia, Chief Executive Officer of China TransInfo. “Meanwhile, we continued to enhance our position in the transportation information industry through our participation in the National Highway Information Grid and the debut of our IC System at the World Expo in Shanghai. The launch of our Fleet Management Service business in Hunan Province is a major milestone for us, and we expect it to begin contributing to our financial results in the fourth quarter of 2010.”

Second Quarter 2010 Results

For the quarter ended June 30, 2010, revenue increased 151.1% to $24.0 million from $9.6 million in the comparable period of 2009. Revenue from products and applications in the transportation business sector was $22.6 million, or 93.9% of total revenue, as compared to $6.5 million, or 68.3% of total revenue, in the same period last year, primarily as a result of the UNISITS acquisition. For the second quarter, UNISITS contributed approximately $16.31 million of sales. The remainder of revenue was derived from the digital city, land & resources, and other business sectors.

The Company’s gross profit increased 104.7% to $9.6 million in the second quarter of 2010, compared to $4.7 million in the same period of 2009. Gross margin improved 5.60 percentage points to 39.9% from 34.3% in the first quarter of 2010, though still lower than 48.9% in the same period of prior year. The decrease in gross margin resulted from the consolidation of UNISITS’ financials into those of China TransInfo, since UNISITS’ business involves more hardware components, which have much lower gross margins than do the products and services of the Company’s legacy transportation business. However, in the second quarter, gross margin of UNISITS also improved to 29.7% from 25.4% in the first quarter, while that of legacy business hit a historical high of 61.3%.

Operating expenses were $5.0 million, as compared to $1.8 million in the second quarter of 2009. The increase was primarily due to the Company’s expansion initiatives, enhanced research and development efforts as well as higher staffing and professional fees. Notably, the growth of selling expenses was well below the revenue growth rate. Selling expenses increased 48.4% to $0.5 million, or 1.9% of sales in the second quarter of 2010, from $0.3 million, or 3.2% of sales, during the same period of 2009. The decrease in selling expenses as a percentage of sales was primarily because the Company won many contracts from repeat customers due to its technology leadership and reputation, rather than through aggressive sales and marketing efforts.

Operating income increased 60.9% to $4.6 million, as compared to $2.8 million in the second quarter of 2009.

Other income was $0.7 million in the second quarter of 2010, compared to $0.1 million in the second quarter of 2009. The increase was due to subsidy income of $0.7 million in the second quarter of 2010 related to government high technology grants.

Net income attributable to the Company increased 28.9% to $3.6 million, or $0.14 per diluted share, as compared to $2.8 million, or $0.13 per diluted share, in the same period of 2009. Adjusted net income attributable to the Company, excluding non-cash stock based compensation expense and amortization expense of intangibles from acquisitions, increased 41.9% to $4.1 million, or $0.16 per diluted share, as compared to $2.9 million, or $0.13 per diluted share, in the comparable period of 2009. Weighted average diluted shares outstanding increased to 25.1 million shares, from 22.4 million shares in the second quarter of 2009.

Table 1: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

	For the three months ended				For the six months ended
	June 30, 2010		June 30, 2009		June 30, 2010		June 30, 2009
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	4,073,296	0.16	2,870,742	0.13	6,293,896	0.26	4,383,448	0.20

Adjustments
Amortization of intangible assets from acquisitions	47,100	0.00	4,362	0.00	94,175	0.00	8,721	0.00
Non-cash share based compensation	416,278	0.02	66,737	0.00	830,765	0.03	126,398	0.01
Amount per consolidated statement of operations	3,609,917	0.14	2,799,643	0.13	5,368,956	0.22	4,248,329	0.19

1) Amortizations of intangible assets from acquisitions for Q1 2010 includes amortizations of intangible assets from acquisitions of China TranWiseway in 2008 and UNISITS in 2009

Six Months Results

Revenue for the six months ended June 30, 2010 increased 204.1% to $48.9 million, as compared to $16.1 million in the same period of 2009. Gross profit expanded 126.3% to $18.1 million from $8.0 million a year ago. Operating income grew 91.6% to $8.2 million from $4.3 million in the first six months of 2009. Net income attributable to the Company increased 26.4% to $5.4 million, or $0.22 per diluted share, as compared to net income of $4.2 million, or $0.19 per diluted share, in the first six months of 2009. Adjusted net income attributable to the Company excluding non-cash expenses increased 43.6% to $6.3 million, or $0.26 per diluted share, as compared to $4.4 million, or $0.20 per fully diluted share, in the first six months of 2009. Weighted average fully diluted shares outstanding increased to 24.1 million shares from 22.4 million shares in the first six months of 2009.

Financial Condition

As of June 30, 2010, cash and cash equivalents totaled $25.2 million, compared to $27.4 million as of December 31, 2009. Working capital increased to $62.5 million, compared to $44.4 million as of December 31, 2009. Stockholders’ equity was $95.4 million, compared to $77.8 million as of December 31, 2009. Cash used in operating activities was $11.6 million, primarily the result of an increase in accounts receivable due to increased sales, seasonally slow collections, and an increase in other receivables and certain prepaid expenses. The Company believes these are all seasonal factors and expects cash flow from operations to improve in the second half of 2010.

Business Outlook

“There are vast business opportunities available in China’s transportation information industry, due in large part to the government’s emphasis on leveraging technology to manage the country’s overwhelming traffic flow. The acquisition of UNISITS further strengthens our leading position in the Intelligent Transportation Systems (ITS) market and we look forward to increasing penetration in the highway segment while consolidating our foothold in the urban transportation market,” commented Mr. Xia. “Our new fleet management business represents a largely untapped commercial market that enjoys strong support from the government. We believe we are well positioned to emerge as a major player in this evolving market. ”

For fiscal 2010, the Company reaffirms its previous guidance for revenue of approximately $120 million and adjusted net income of approximately $18 million. Historically, the Company sees lower sales during the first half than the second half of the year due to governmental seasonal budgeting activities.

Conference Call

The Company will host a conference call on Friday, August 13, 2010 at 8:00 a.m. Eastern Time to discuss its financial results for the second quarter ended June 30, 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 406-6165. International callers should dial (706) 902-4263. When prompted by the operator, enter conference pass code 895 061 40.

A replay will be available for 14 days starting on Friday, August 13, 2010 at 9:00 a.m. Eastern Time and can be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter conference pass code 895 061 40.

Use of Non-GAAP Financial Information

GAAP results for the three and six months ended June 30, 2010 and 2009 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 in this release.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the "Group Company") and the Group Company's PRC operating subsidiaries, is primarily focused on providing transportation information services and comprehensive solutions based on Geographic Information System (GIS) technologies. The Company aims to become the largest transportation information products and comprehensive solutions provider, as well as the largest real time transportation information platform operator and provider in China. In addition, the Company is developing its transportation system to include Electronic Toll Collection technology. As the co-formulator of several transportation technology national standards, the Company owns software copyrights for 89 software products and has won 5 of the 10 model cases sponsored by the PRC Ministry of Communications. The Company's affiliation with Peking University provides the Company access to the University's GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is playing a key role in setting the standards for electronic transportation information solutions. For more information, please visit the Company's website at http://www. chinatransinfo. com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements" . All statements other than statements of historical fact included herein are "forward -looking statements" . These forward looking statements are often identified by the use of forward -looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward -looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward -looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward -looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www. sec.gov). All forward -looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward -looking statements.

- FINANCIAL TABLES FOLLOW -

Table 2: CHINA TRANSINFO  TECHNOLOGY  CORP. AND SUBSIDIARIES

Condensed  Consolidated  Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$24,045,906	$9,577,921	$48,933,381	$16,091,316
Cost of sales	14,463,937	4,895,845	30,818,236	8,086,742
Gross profit	9,581,969	4,682,076	18,115,145	8,004,574
Total operating Expenses	4,999,719	1,834,616	9,867,176	3,700,335
Income from operations	4,582,250	2,847,460	8,247,969	4,304,239
Non-operating income (expense):
Interest income	46,442	18,744	76,928	32,483
Interest expense	(105,457)	(44,268)	(203,311)	(89,989)
Subsidy income	727,581	89,982	754,024	119,284
Other expense, net	(17,918)	7,063	(74,829)	6,868
Total non-operating income	650,648	71,521	552,812	68,646
Income before income taxes, non-controlling interests, and gain on equity investments in affiliates	5,232,898	2,918,981	8,800,781	4,372,885
Income taxes:	464,027	24,203	839,823	24,082
Net income before non-controlling interests and gain on equity investments in affiliates net income	4,768,871	2,894,778	7,960,958	4,348,803
Gain (loss) on equity investments in affiliates due to proportional shares of the affiliates net income	57,206	-	(301,589)	-
Net income before non-controlling interests	4,826,077	2,894,778	7,659,369	4,348,803
Non-controlling interests in net income of subsidiary	1,216,160	95,135	2,290,413	100,474
Net income	$3,609,917	$2,799,643	$5,368,956	$4,248,329
Weighted average number of shares of outstanding:
Basic	25,051,414	22,215,551	24,031,595	22,201,432
Diluted	25,096,523	22,394,557	24,088,927	22,376,216
Earnings per share -
Basic	$0.14	$0.13	$0.22	$0.19
Diluted	$0.14	$0.13	$0.22	$0.19
Comprehensive income
Net income including noncontrolling interest	$4,826,077	$2,894,778	$7,659,369	$4,348,803
Translation adjustments	340,372	60,485	341,398	(105,465)
Comprehensive income	$5,166,449	$2,955,263	$8,000,767	$4,243,338
Comprehensive income attributable to noncontrolling interest	$1,216,160	$95,135	$2,290,413	$100,474
Comprehensive income attributable to CTFO	$3,950,289	$2,860,128	$5,710,354	$4,142,864

Table 3: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$25,224,837	$27,400,420
Restricted cash	2,931,719	1,591,076
Accounts receivable, net of allowance for doubtful accounts of $45,071 and $38,209, respectively	22,330,831	14,968,778
Inventories	539,611	482,286
Costs and estimated earnings in excess of billings on incompleted contracts	35,672,455	33,853,708
Prepaid expenses and other current assets	12,877,524	5,871,997
Other receivables	10,048,905	8,416,096
Deferred income tax assets	24,769	28,715
Total current assets	109,650,651	92,613,076
Property and equipment, net	10,055,682	10,541,486
Long-term investments	6,996,939	8,027,122
Intangible assets, net	5,302,110	4,494,781
Goodwill	10,020,447	9,979,631
Other assets	976,674	826,671

Total assets	$143,002,503	$126,482,767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$23,649,449	$20,728,539
Short-term borrowings from banks	8,911,650	7,481,700
Billings in excess of costs and estimated earnings on incompleted contracts	11,100,255	17,021,936
Accrued expenses and other current liabilities	3,510,331	3,022,140
Total current liabilities	47,171,685	48,254,315
Other long-term liabilities	389,756	389,489

Total liabilities	47,561,441	48,643,804

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $0.001 par value per share, authorized 10,000,000 shares, no shares issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value per share, authorized 150,000,000 shares, issued and outstanding 25,245,069 and 22,452,745 shares, respectively	25,245	22,453
Additional paid-in capital	43,222,562	25,253,666
Retained earnings	37,317,279	31,948,323
Non-controlling interests	12,419,532	18,499,475
Accumulated other comprehensive income	2,456,444	2,115,046

Total stockholders’ equity	95,441,062	77,838,963

Total liabilities and stockholders’ equity	$143,002,503	$126,482,767

Table 4: CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,368,956	$4,248,329
Adjustments to reconcile net income to net cash provided by operating activities:
Non-controlling interests	2,290,413	100,474
Depreciation and amortization expense	1,021,829	491,752
Stock-based compensation	843,481	126,398
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	301,589	--
Loss on disposal of property and equipment	6,370	--
Allowance for doubtful accounts	6,677	--
(Increase) Decrease in assets:
Restricted cash	(1,328,611)	(371,248)
Accounts receivable	(7,277,274)	(1,452,048)
Inventories	(55,123)	(38,898)
Prepaid expenses and other current assets	(3,950,462)	606,919
Other receivables	(1,596,043)	(63,283)
Cost of estimated earnings in excess of billings on incompleted contracts	(1,673,328)	(4,938,381)
Other assets	(2,451,029)	--
Decrease (Increase) in liabilities:
Accounts payable	2,824,509	(882,636)
Billings in excess of costs and estimated on incompleted contracts	(5,966,489)	(365,051)
Accrued expenses and other current liabilities	77,457	(833,370)
Net cash used in operating activities	(11,557,078)	(3,371,043)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in other non-current asset	--	(38,081)
Proceeds from disposal of property and equipment	5,520	--
Purchases of property and equipment	(420,344)	(1,204,584)
Disposal of property and equipment	11,889	--
Payments for acquisition of companies	(258,761)	(475,620)
Dividends from subsidiaries’ and variable interest entity	50,973	--
Purchases of intangible assets	(888,986)	(1,414,756)
Net cash used in investing activities	(1,499,709)	(3,133,041)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	4,474,045	--
Payments of short-term borrowings	(3,080,490)	--
Non-controlling interest shareholders’ capital contribution		87,960
Proceeds from issuing common shares	10,000,000	---
Payments to related parties		(449,153)
Payments of transaction costs related to shares issuance		(32,500)
Payments to third parties for stock financing	(610,439)	--
Net cash used in financing activities	10,783,116	(393,693)

Effect of foreign currency translation	98,088	(16,643)

Net decrease in cash and cash equivalents	(2,175,583)	(6,914,420)
Cash and cash equivalents – beginning of period	27,400,420	16,122,464
Cash and cash equivalents – end of period	$25,224,837	$9,208,044

Supplemental disclosures of cash flow information:
Interest paid	$90,874	$89,989
Income taxes paid	$447,795	$20,364

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Athan Dounis, Account Manager
China TransInfo Technology Corp	Email: athan.dounis@ccgir.com
Email: ir@ctfo.com	Tel: +1-646-213-1916
Tel:+ 86 10 –5169 1657
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915
CCG Investor Relations
Website: www.ccgirasia.com